Exhibit 99.1

May 20, 2015

Dear Fellow Shareholder,

The quarter ended March 31, 2015 was another quarter that marked significant achievements for your company. For the quarter, we ended with total revenue of $20,871,013, a significant increase over the $14,044,424 we achieved last year. This milestone marks the first quarter over quarter revenue increase that we have achieved since the new management team came on board in December of 2012. As we have discussed in previous communications, the first quarter of the calendar year is usually the weakest in terms of poor weather and high mobilization costs as we prepare for the summer construction season. While we had negative net income of $272,493, this represents the second best March 31st quarter in the history of our company.

In preparing to grow our company, we negotiated an increase in our line of credit from $5,000,000 to $10,000,000. At March 31, 2015, we had backlog of $55,000,000 compared to $48,000,000 at the same time in 2014. Much of this new business is pipeline transmission work performed by our C.J. Hughes subsidiary. Traditionally, these projects have provided the opportunity to achieve our best margins. One of these projects is with a large new customer in North Carolina. We believe this will give us a great opportunity to leverage our resources to lengthen our construction season this year and in the future.

At the annual meeting and many times in the last six months, I have been asked about the effect of lower energy prices. While none of our contracts are directly tied to the price of any commodity, our customers make long term capital commitments based on their cash flow. Consequently, low prices have a tendency to cause our oil and gas industry customers to delay long term investments. Energy prices have a history of volatility, so one of our goals has been to diversify our revenue stream to cushion us in the inevitable lower price environments. We believe that the aging water and sewer infrastructure in many of our markets represents a great long term opportunity for both service and large capital replacement projects. Finally, at our Nitro Electric division, our largest customers are in the automotive and chemical industries and we are looking to grow the business through electrical, mechanical, and HVAC capital improvement and new construction projects.

Once again, we appreciate your continued confidence and look forward to completing a successful year in 2015.

Sincerely,

/s/ Douglas V. Reynolds

Douglas V. Reynolds, President

Energy Services of America